                                                                    Exhibit 10.5

                                 ARCHEMIX CORP.
                               1 Hampshire Street
                               Cambridge, MA 02139

August 24, 2004

Mr. Page Bouchard, D.V.M., D.A.C.V.P.
12 Rock O'Dundee Road
Andover, MA 01810

Dear Page:

     I am very pleased to provide you with a summary of the terms and conditions of your anticipated employment by Archemix Corp. ("Archemix"). The following sets forth the proposed terms and conditions of your offer of employment. We hope that you choose to join the Archemix team and look forward to a mutually beneficial relationship.

1. POSITION Your position will be Sr. Vice President of Preclinical Drug Discovery and Development, reporting to Dr. Errol De Souza, President and Chief Executive Officer. As you progress with Archemix, your position and assignments are, of course, subject to change. As an Archemix employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times. Your performance will be reviewed formally sometime around January, 2005, and on a periodic basis thereafter as long as you remain employed by Archemix.

2. JOB DESCRIPTION As Sr. Vice President of Preclinical Drug Discovery and Development, you will have the following primary responsibilities: Develop and implement a strategy and coordinate all internal and external efforts related to three major focus areas within Research and Development which include IN VIVO PHARMACOLOGY, DMPK AND DRUG SAFETY EVALUATION. In this capacity you will be required to interface effectively with the Aptamer Discovery group to facilitate effective transition of compounds from Lead to Candidate stage and with the Clinical Development group including Regulatory to transition Candidates through Preclinical Development and Human testing. In your capacity as a member of the senior management team of the Company, you will have an opportunity to provide input and guidance on all major aspects of the Company.

3. STARTING DATE/NATURE OF RELATIONSHIP If you accept this offer, your employment with Archemix will begin on September 13th, 2004. You should report to Archemix on that date, and you will be expected to devote all of your working time to the performance of your duties at Archemix throughout your employment with Archemix. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Archemix is at-will employment, which may be terminated by you or Archemix at any time for any reason.

4. COMPENSATION AND BENEFITS Your initial base pay shall be at a gross rate of $20,000 per month, minus customary deductions for federal and state taxes plus any elective benefits or deductions. You may be eligible for an annual bonus target equal to 25% of your base salary, based on overall company and individual performance. Potential bonus amounts may be compensated in the form of equity or cash or a combination of each. Subject to approval by the Board of Directors (or an appropriate Committee appointed by the Board of Directors), and pursuant to a written stock option agreement entered into by and between you and Archemix (the "Option Agreement") pursuant to the Corporation's 2001 Employee, Director and Consultant Stock Plan (the "2001 Plan"), as amended, Archemix will grant you an option to purchase 400,000 shares of Archemix Common Stock (the "Option"). The exercise price of the Option will be the fair market value of the Corporation's Common Stock on the date the Option is granted and such Option shall be subject to the terms and conditions of the Option as set forth in the 2001 Plan and the Option Agreement. To the extent permissible under applicable federal tax law, the Option will be an incentive stock option with the Option vesting on the following schedule: twenty-five percent (25%) of such shares shall vest on the first (1st) anniversary of the date of your option agreement; after the first
(1st) anniversary, the remaining seventy-five percent (75%) of such shares shall vest ratably in three (3) month periods until the fourth (4th) anniversary your option agreement. Such vesting shall commence on the first anniversary September 13th, 2004 and quarterly thereafter.

     In addition to your compensation, you may take advantage of various benefits offered by Archemix, including group medical plans and paid vacation time. Currently, Archemix provides fifteen vacation days per year, accruable at the rate of 1 1/4 days per month. In addition Archemix recognizes 8 scheduled and 3 floating holidays per calendar year. These benefits, of course, may be modified or changed from time to time at the sole discretion of Archemix, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. Archemix's present benefit structure and other important information about the benefits for which you may be eligible will be described to you upon the commencement of your employment. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you ever have any questions about Archemix benefits, you should ask the Human Resources Director for a copy of the applicable plan document.

5. BEFORE YOU START Your employment with Archemix is conditioned on your eligibility to work in the United States. On your first day, you must complete an I-9 Form and provide Archemix with any of the accepted forms of identification specified on the I-9 Form.

6. CONFIDENTIALITY Archemix considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Given the confidential nature of various aspects of our business, you may not discuss the fact or terms of this offer or any employment discussions with anyone other than a member of the Archemix management team and members of your immediate family (and, if relevant, your recruiting firm, financial advisor or lawyer). In addition, as is true of all Archemix employees, you will be required to sign an agreement relating to confidentiality, non-competition, non-solicitation and work product on your first day of work as a condition of this offer of employment.

7. MISCELLANEOUS This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with Archemix. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with Archemix, or any separation of employment (whether voluntary or involuntary) from Archemix, shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

     You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein. This offer will expire on SEPTEMBER 1ST, 2004, unless accepted by you prior to such date.

     We are excited to offer you the opportunity to join Archemix, and we look forward to having you aboard. We are pleased that you have chosen to join the Archemix team, and confident that you will make an important contribution to our unique and exciting enterprise.

                                        Sincerely,


                                        Errol De Souza
                                        ----------------------------------------
                                        President and Chief Executive Officer

Acknowledgment:

     I ____________________________ have read, understand, and accept employment on the terms and conditions outlined in this letter. I am not relying on any representations made to me by anyone other than as set forth above.


-------------------------------------
Signature

-------------------------------------
Date


                                        3